AIG GLOBAL INVESTMENT CORP. ("AIGGIC" or the "ADVISER")

               Proxy Voting Policies and Procedures


The following are proxy voting policies and procedures ("Policies and Procedures") adopted by AIG Global Investment Corp. ("AIGGIC" or the "Adviser"), an investment adviser registered with the U.S. Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940, as amended ("Advisers Act"), with respect to voting securities held by client portfolios that are registered as investment companies under the Investment Company Act of 1940, as amended ("1940 Act") (referred to herein as "clients"). Clients include Excelsior Absolute Return Fund of Funds Master Fund, LLC (the "Fund") which is an investment company registered with the SEC under the 1940 Act; AIGGIC serves as investment manager to the Fund pursuant to a sub-advisory agreement between AIGGIC and U.S. Trust Hedge Fund Management, Inc. These Policies and Procedures are adopted to ensure compliance by AIGGIC with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff. AIGGIC follows these Policies and Procedures for each of its clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client's proxies or to vote in accordance with the client's proxy voting policies and procedures. With respect to the Fund, AIGGIC follows both these Policies and Procedures and the proxy voting policies and procedures adopted by the Fund and its Board of Trustees.

      Proxy voting is an important right of shareholders for which reasonable care and diligence must be undertaken to ensure such rights are properly and timely exercised. The SEC has stated that an investment adviser, as a fiduciary for its clients, must vote proxies in the best interests of the clients. The SEC believes a conflict of interest arises when the adviser or its affiliates have other relationships with the companies whose securities are owned by the clients. Rule 206(4)-6 is designed to address how an adviser would resolve such conflicts.

      AIGGIC has engaged a third party vendor to vote proxies on its behalf. The vendor receives, in a majority of cases, proxies directly from the client's custodian and votes them based on these general voting guidelines. In those circumstances where AIGGIC receives proxies, these proxies are promptly faxed to the third party vendor, who then votes them in accordance with these general voting guidelines. The vendor will maintain a listing of all votes cast on behalf of AIGGIC.

I.    Definitions

        A. "Best interest of clients". In the view of AIGGIC, this means clients' best economic interest over the long term -- that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

        B. "Material conflict of interest". Circumstances when AIGGIC, or any member of its senior management or any of its portfolio managers or portfolio analysts, knowingly does business with a particular proxy issuer or closely affiliated entity which may appear to create a material conflict between the interests of AIGGIC and the interests of its clients in how proxies of that issuer are voted.

II.   General Policy

Where AIGGIC is given responsibility for voting proxies, we must take reasonable steps under the circumstances to ensure that proxies are received and voted with a view to enhancing the value of the shares of stock held in client accounts.

These Policies and Procedures expressly address the voting of proxies or securities with respect to which the issuers solicit proxies to vote on proposals that are put to a vote of shareholders. The Fund may invest all or some portion of its assets in the securities of privately placed investment vehicles ("Private Investment Funds"), which do not typically convey traditional voting rights to the holder, and the occurrence of corporate governance or other notices for this type of investment is substantially less that that encountered in connection with registered equity securities. On occasion, however, the Fund may receive notices from the Private Investment Funds seeking the consent of holders in order to materially change certain rights within the structure of the security issued by the Private Investment Fund or change material terms of the Private Investment Fund's constituent documents. AIGGIC shall follow these Policies and Procedures, to the extent applicable, in exercising the rights of the Fund to vote or consent in connection with its investments in Private Investment Funds. The Advisor shall take such action as may be necessary to enable the Fund to comply with all disclosure and recordkeeping obligations imposed by applicable rules and regulations.

The financial interest of our clients is the primary consideration in determining how proxies should be voted. In the case of social and political responsibility issues that in our view do not primarily involve financial considerations, the diversity of our clients means that we are unable to represent each such view in each instance. Thus, AIGGIC exercises its vote on these issues in what it believes to be the best economic interests of its clients unless a private account client has provided specific instructions otherwise for its voting securities. When making specific proxy decisions, AIGGIC generally adheres to its specific voting policies contained in Section VI herein. The guidelines set forth positions of AIGGIC on recurring issues and criteria for addressing non-recurring issues. The general voting policies of AIGGIC are described below.

III.  General Voting Policies

        A. Client's Best Interest. These Policies and Procedures are designed
           ----------------------
    and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interest of clients. Proxies will be voted with the aim of furthering the best economic interests of clients, promoting high levels of corporate governance and adequate disclosure of company policies, activities and returns, including fair and equal treatment of shareholders.

        B.    Shareholder  Activism.  AIGGIC seeks to develop relationships with
              ---------------------
    the management of portfolio companies to encourage transparency and improvements in the treatment of owners and stakeholders. Thus, AIGGIC may engage in dialogue with the management of portfolio companies with respect to pending proxy voting issues.

        C. Case-by-Case Basis. While these Policies and Procedures guide our
           ------------------
    decisions each proxy vote is ultimately cast on a case-by-case basis, taking into consideration the contractual obligations under the advisory agreement or comparable document, and all other relevant facts and circumstances at the time of the vote. AIGGIC may cast proxy votes in favor of management proposals or seek to change the views of management, considering specific issues as they arise on their merits. AIGGIC may also join with other investment managers in seeking to submit a shareholder proposal to a company or to oppose a proposal submitted by the company. Any such action is primarily based on grounds of fundamental share value.

        D.    Individualized.  These  Policies and  Procedures are tailored to
              --------------
    suit the  advisory   business  of  AIGGIC  and  the  types  of securities
    portfolios it manages. To the extent that clients have adopted their own procedures, AIGGIC may vote the same securities differently depending upon clients' directions.

        E.    Material  Conflicts  of  Interest.   Material conflicts are
              ---------------------------------
    resolved in the best interest of clients.   When a material conflict of
    interest between AIGGIC and its respective client(s) is identified, AIGGIC will choose among the procedures set forth in Section IV.B.3.b., below, to resolve such conflict.

        F.    Limitations.  The  circumstances  under which AIGGIC may take a
              -----------
    limited role in voting proxies, include the following.

            1. No Responsibility. AIGGIC will not vote proxies for client accounts in which the client contract specifies that AIGGIC will not vote. Under such circumstances, the clients' custodians ("Custodians") are instructed to mail proxy material directly to such clients.

            2. Limited Value. AIGGIC may abstain from voting a client proxy if the effect on shareholders' economic interests or the value of the portfolio holding is indeterminable or insignificant.

            3.    Unjustifiable   Costs.  AIGGIC  may  abstain  from  voting  a
        client proxy for cost reasons.

            4. Securities Lending Arrangements. If voting securities are part of a securities lending program, AIGGIC may be unable to vote while the securities are on loan.

            5. Special Considerations. The responsibilities of AIGGIC for voting proxies are determined generally by its obligations under each advisory contract or similar document. If a client requests in writing that AIGGIC vote its proxy in a manner inconsistent with these Policies and Procedures, AIGGIC may follow the client's direction or may request that the client vote the proxy directly. As a courtesy to certain clients, AIGGIC may, from time to time, agree to vote proxies on securities over which AIGGIC holds no discretionary management authority. AIGGIC is under no obligation to vote these securities as they are not part of the clients' managed accounts, AIGGIC exercises no discretion over such securities, and they are not generally included in the securities which AIGGIC follows as an investment adviser. To the extent that AIGGIC has agreed to perform the courtesy service of mechanically casting the vote on any such securities and no specific voting instructions are provided by the client(s), AIGGIC will not research the companies and will either vote with management or abstain unless the security being voted happens to be covered by AIGGIC in its capacity as investment adviser.

        G.    Sources  of   Information.   AIGGIC  may   conduct   research
              -------------------------
    internally and/or use the resources of an independent research consultant. AIGGIC may consider legislative materials, studies of corporate governance and other proxy voting issues, and/or analyses of shareholder and management proposals by a certain sector of companies, e.g. small cap companies.

        H.    Availability of Policies and Procedures. AIGGIC  will provide
              ---------------------------------------
    clients with a copy of these Policies and Procedures, as revised from time to time, upon request.

        I. Disclosure of Vote. As described in Part II of AIGGIC's Form ADV, a client may obtain information on how its proxies were voted by requesting such information from AIGGIC. AIGGIC does not generally disclose client proxy votes to third parties, other than as required for the Fund, unless specifically requested, in writing, by the client.

IV.   Proxy Voting Procedures

        A.    General
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            1.    Accounts for Which AIGGIC Has Proxy Voting Responsibility

AIGGIC is generally responsible for voting proxies with respect to securities held in client accounts unless the investment management agreement explicitly states that AIGGIC will not vote proxies for the account. AIGGIC is not responsible for voting client securities which are not part of the managed account. However, AIGGIC may, as a courtesy, vote certain client securities which are not part of the managed account at the request of its clients subject to the limitations described in Section III.F.5., above.

            2.    Adherence to Client Proxy Voting Policies

If a client has its own proxy voting policy, AIGGIC and the client will agree in writing on whether AIGGIC will vote in accordance with its own policy, whether AIGGIC will vote that client's securities in accordance with the client's policy or whether the client will vote its own securities.

            3.    Disclosure of Proxy Voting Intentions

AIGGIC personnel should not discuss with members of the public how AIGGIC intends to vote on any particular proxy proposal. This does not restrict communications in the ordinary course of business with other clients for which AIGGIC votes proxies. Disclosure of AIGGIC's proxy voting intentions - especially where done with the purpose or effect of influencing the management or control of a company - could trigger various restrictions under the federal securities laws, including under the proxy solicitation, beneficial ownership and short-swing profit liability provisions of the Securities Exchange Act of 1934, as amended. In the event that AIGGIC wishes to discuss its voting intentions outside the firm, AIGGIC should consult with its counsel before any such discussions.

        B.    Operational Procedures
              ----------------------

            1.    Role of the Proxy Administrator

Once a client account is established and the proxy voting responsibility is determined, the Proxy Administrator ("PA"), is responsible for receiving and processing proxies for securities held in the portfolios of our clients and ensuring that votes are cast. The PA is responsible for ensuring that the registered owners of record, e.g. the client, trustee or custodian bank, that receive proxy materials from the issuer or its information agent, forward proxy materials to AIGGIC. Proxies may also be delivered electronically through a proxy service. The PA logs in any proxy materials received, matches them to the securities to be voted and confirms that the correct amount of shares, as of the record date, is reflected on the proxy. Once the proxy statement is logged in, the PA gives it to a research analyst ("Analyst") for consideration.

The PA also compiles and maintains information, for each client for which AIGGIC votes proxies, showing the issuer's name, meeting date and manner in which it voted on each proxy proposal. The PA is also responsible for monitoring compliance with client proxy voting policies. A copy of each proxy statement is kept. AIGGIC generally seeks to vote proxies at least one (1) week prior to the deadline. Unfortunately, proxy materials are often received with less than a week's time before the deadline, and in such cases, AIGGIC uses reasonable efforts to exercise its vote.

            2.    Material Conflicts of Interest

                  a. AIGGIC will take steps to identify the existence of any material conflicts of interest relating to the securities to be voted or the issue at hand. Senior management, portfolio managers and Analysts of AIGGIC are expected to disclose to the PA any personal conflicts such as officer or director positions held by them, their spouses or close relatives in the portfolio company. Conflicts based on business relationships or dealings of affiliates of AIGGIC will only be considered to the extent that the AIGGIC has actual knowledge of such business relationships.

                  b. When a material conflict of interest between AIGGIC's interests and its clients' interests appears to exist, AIGGIC may choose among the following options to eliminate such conflict: (1) vote in accordance with these Policies and Procedures if it involves little or no discretion; (2) vote as recommended by a third-party service if AIGGIC utilizes such a service;
(3) "echo vote" or "mirror vote" the proxies in the same proportion as the votes of other proxy holders that are not clients of AIGGIC; (4) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (5) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (6) if agreed upon in writing with the client, forward the proxies to affected clients allowing them to vote their own proxies.

            3.    Role of the Research Analysts

The PA ensures that each proxy statement is directed to the Analyst responsible for following the particular security or industry. The Analysts are responsible for considering the substantive issues relating to any vote, deciding how the shares will be voted, and instructing the PA how to vote the proxies. In determining how to vote a given proxy, Analysts will adhere to these Proxy Voting Policies and Procedures, as revised from time to time, except to the extent superseded by client proxy voting policies or to the extent that a material conflict of interest is identified. In the event of a personal material conflict of interest, the Analyst will refer the decision to another AIGGIC Analyst who has no such conflict. In the event of an organizational conflict, AIGGIC will follow the procedures outlined in Section IV.B.2.b., above. If there is no material conflict of interest, the vote recommendation will be forwarded to the PA to be cast. The Analyst may consult with the PA and/or Senior Management as necessary to identify and resolve conflicts. Analysts are responsible for documenting the rationale for any vote recommendation.

            4.    Role of the Third-Party Service Provider(s)

AIGGIC may engage a third-party service provider to provide notification of impending votes, including shareholder resolutions, which may be viewed on-line. In addition, AIGGIC may engage a third-party service provider to provide web-based proxy voting and recordkeeping services.

V.    Documentation, Recordkeeping and Reporting Requirements

        A.    Documentation.  The PA is responsible for:
              -------------

            1.    implementing and updating these Policies and Procedures;

            2.    overseeing the proxy voting process;

            3.    consulting   with   Analysts  for  the   relevant   portfolio
        security; and

            4.    maintaining proxy voting records.

        B.    Recordkeeping.
              -------------

            1.    AIGGIC will maintain records of all proxies voted.

            2. As required by Rule 204-2(c), such records will include: (a) a copy of the Policies and Procedures; (b) a copy of any document created by AIGGIC that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision; and
        (c) each written client request for proxy voting records and AIGGIC's written response to any (written or oral) client request for such records.

            3. AIGGIC will maintain proxy statements and record of votes cast pursuant to Rule 204-2(c). AIGGIC may rely on the SEC's EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (e.g., large U.S.-based issuers).

            4. Duration. Proxy voting books and records will be maintained in an easily accessible place for a period of five years, the first two in AIGGIC's office.

        C. Reporting. AIGGIC will initially inform clients of these Policies and Procedures and how a client may learn of the voting record for client's securities through summary disclosure in Part II of AIGGIC's Form ADV. Upon receipt of a client's request for more information, AIGGIC will provide to the client a copy of these Policies and Procedures and/or, in accordance with the client's stated requirements, how the client's proxies were voted during the period requested subsequent to the adoption of these Policies and Procedures. Such periodic reports, other than those required for the Fund, will not be made available to third parties absent the express written request of the client.

Review of Policies and Procedures. These Policies and Procedures will be subject to periodic review as deemed appropriate by AIGGIC.

VI.   Specific Voting Policies

        A.    Summary.
              -------
AIGGIC's current policies with respect to a number of common issues are briefly summarized as follows:

        |X| AIGGIC generally votes with the recommendations of a company's Board of Trustees on routine or non-controversial issues (see examples below).
        |X| In general, AIGGIC opposes anti-takeover proposals, unless unusual circumstances dictate otherwise.
        |X| In general, AIGGIC votes to support the elimination of anti-takeover policies, unless unusual circumstances dictate otherwise.
        |X| On issues relating to social and/or political responsibility, AIGGIC votes all client shares in what we believe to be the best economic interests of our clients unless directed by a client to vote in a certain manner.
        |X| Proposals not covered by the above-stated guidelines and contested situations are evaluated on a case-by-case basis by the Analyst principally responsible for the particular security.

        B.    Examples   of   Proxy    Voting   With    Management    On
              -------------------------------------------------------------
                 Non-Controversial Matters.
                 -------------------------

        |X|   Election of trustees, in the absence of a contest or controversy.
        |X|   Ratification of selection of independent auditors, in the absence of controversy.
        |X|   Stock option plans for executives, employees or trustees which would not increase the aggregate number of shares of stock available for grant under all currently active plans to over 10%
              of the total number of shares outstanding, and which AIGGIC does not oppose for other valid reasons.
        |X|   Stock splits, if not for anti-takeover purposes.
        |X|   Change  of  state of  incorporation  for  specific  corporate purposes and not for anti-takeover purposes.
        |X|   Employee stock  purchase  plans and employee stock  ownership plans permitting purchase of company stock at 85% or more of fair market value.

        C. Guidelines for Specific Proxy Voting Issues.
           -------------------------------------------

            1.    The Board of Trustees

                  a.    Voting on Trustee Nominees in Uncontested Elections

Votes on trustee nominees are made on a case-by-case basis, examining the following factors:

        |X|   Long-term corporate performance record relative to a market index;
        |X|   Composition of board and key board committees;
        |X|   Nominee's attendance at meetings (past two years);
        |X|   Nominee's investment in the company;
        |X|   Whether a retired CEO sits on the board; and
        |X|   Whether the chairman is also serving as CEO.

In cases of significant votes and when information is readily available, we also review:

        |X|   Corporate governance provisions and takeover activity;
        |X|   Board decisions regarding executive pay;
        |X|   Trustee compensation; |X| Number of other board seats held by
              nominee; and
        |X|   Interlocking directorships.

                  b.    Chairman and CEO are the Same Person

We vote on a case-by-case basis on shareholder proposals that would require the positions of chairman and CEO to be held by different persons.

                  c.    Majority of Independent Trustees

Shareholder proposals that request that the board be comprised of a majority of independent trustees are evaluated on a case-by-case basis.

We vote for shareholder proposals that request that the board audit, compensation and/or nominating committees include independent trustees exclusively.

                  d.    Stock Ownership Requirements

We generally vote against shareholder proposals requiring trustees to own a minimum amount of company stock in order to qualify as a trustee, or to remain on the board.

                  e.    Term of Office

We generally vote against shareholder proposals to limit the tenure of outside trustees.

                  f.    Trustee and Officer Indemnification and Liability
             Protection

Proposals concerning trustee and officer indemnification and liability protection are evaluated on a case-by-case basis.

We generally vote against proposals to limit or eliminate entirely trustee and officer liability for monetary damages for violating the duty of care.

We generally vote against indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

We generally vote for only those proposals that provide such expanded coverage in cases when a trustee's or officer's legal defense was unsuccessful if: (1) the trustee was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and (2) only if the trustee's legal expenses would be covered.

            2.    Charitable Contributions

We generally vote against shareholder proposals to eliminate, direct or otherwise restrict charitable contributions.

            3.    Proxy Contests

                  a.    Voting for Trustee Nominees in Contested Elections

Votes in a contested election of trustees are evaluated on a case-by-case basis, considering the following factors:

        |X|   Long-term   financial   performance  of  the  target  company
              relative to its industry;
        |X|   Management's track record;
        |X|   Background to the proxy contest;
        |X|   Qualifications of trustee nominees (both slates);
        |X|   Evaluation of what each side is offering shareholders as well as the likelihood that the  proposed  objectives  and goals can be met; and
        |X|   Stock ownership positions.

                  b.    Reimburse Proxy Solicitation Expenses

Decisions to provide full reimbursement for dissidents waging a proxy contest are made on a case-by-case basis.

            4.    Auditors

We generally vote for proposals to ratify auditors, unless: an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company's financial position.

            5.    Proxy Contest Defenses

                  a.    Board Structure: Staggered vs. Annual Elections

We generally vote against proposals to classify the board.

We vote for proposals to repeal classified boards and to elect all trustees annually.

                  b.    Shareholder Ability to Remove Trustees

We vote against proposals that provide that trustees may be removed only for cause.

We vote for proposals to restore shareholder ability to remove trustees with or without cause.

We vote against proposals that provide that only continuing trustees may elect replacements to fill board vacancies.

We vote for proposals that permit shareholders to elect trustees to fill board vacancies.

                  c.    Cumulative Voting

We vote against proposals to eliminate cumulative voting.

We vote for proposals to permit cumulative voting.

                  d.    Shareholder Ability to Call Special Meetings

We vote against proposals to restrict or prohibit shareholder ability to call special meetings.

We vote for proposals that remove restrictions on the right of shareholders to act independently of management.

                  e.    Shareholder Ability to Act by Written Consent

We vote against proposals to restrict or prohibit shareholder ability to take action by written consent.

We vote for proposals to allow or make easier shareholder action by written consent.

                  f.    Shareholder Ability to Alter the Size of the Board

We review on a case-by-case basis proposals that seek to fix the size of the board.

We vote against proposals that give management the ability to alter the size of the board without shareholder approval.

            6.    Tender Offer Defenses

                  a.    Poison Pills

We vote for shareholder proposals that ask a company to submit its poison pill for shareholder ratification.

We review on a case-by-case basis shareholder proposals to redeem a company's poison pill.

We review on a case-by-case basis management proposals to ratify a poison pill.

                  b.    Fair Price Provisions

We vote case-by-case on fair price proposals, taking into consideration whether the shareholder vote requirement embedded in the provision is no more than a majority of disinterested shares.

We vote for shareholder proposals to lower the shareholder vote requirement in existing fair price provisions.

                  c.    Greenmail

We vote for proposals to adopt anti-greenmail charter or bylaw amendments or otherwise restrict a company's ability to make greenmail payments.

We review on a case-by-case basis anti-greenmail proposals when they are bundled with other charter or bylaw amendments.

                  d.    Pale Greenmail

We review on a case-by-case basis restructuring plans that involve the payment of pale greenmail.

                  e.    Unequal Voting Rights

We vote against dual class exchange offers.

We vote against dual class recapitalizations.

                  f. Supermajority Shareholder Vote Requirement to Amend the Declaration of Trust or Bylaws

We vote against management proposals to require a supermajority shareholder vote to approve the declaration of trust and bylaw amendments.

We vote for shareholder proposals to lower supermajority shareholder vote requirements for the declaration of trust and bylaw amendments.

                  g.    Supermajority Shareholder Vote Requirement to Approve
Mergers

We vote against management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

We vote for shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

                  h.    White Squire Placements

We vote for shareholder proposals to require approval of blank check preferred stock issues for other than general corporate purposes.

            7.    Miscellaneous Governance Provisions

                  a.    Confidential Voting

We vote for shareholder proposals that request corporations to adopt confidential voting, use independent tabulators and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows: in the case of a contested election, management is permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents do not agree, the confidential voting policy is waived.

We vote for management proposals to adopt confidential voting.

                  b.    Equal Access

We vote for shareholder proposals that would allow significant company shareholders equal access to management's proxy material in order to evaluate and propose voting recommendations on proxy proposals and trustee nominees, and in order to nominate their own candidates to the board.

                  c.    Bundled Proposals

We review on a case-by-case basis bundled or "conditioned" proxy proposals. In the case of items that are conditioned upon each other, we examine the benefits and costs of the packaged items. In instances when the joint effect of the conditioned items is not in shareholders' best interest, we vote against the proposals. If the combined effect is positive, we support such proposals.

                  d.    Shareholder Advisory Committees

We review on a case-by-case basis proposals to establish a shareholder advisory committee.

            8.    Capital Structure

                  a.    Common Stock Authorization

We review on a case-by-case basis proposals to increase the number of shares of common stock authorized for issue.

We vote against proposed common stock authorizations that increase the existing authorization by more than 100 percent unless a clear need for the excess shares is presented by the company.

                  b.    Stock Distributions: Splits and Dividends

We vote for management proposals to increase common share authorization for a stock split, provided that the split does not result in an increase of authorized but unissued shares of more than 100% after giving effect to the shares needed for the split.

                  c.    Reverse Stock Splits

We vote for management proposals to implement a reverse stock split, provided that the reverse split does not result in an increase of authorized but unissued shares of more than 100% after giving effect to the shares needed for the reverse split.

                  d.    Blank Check Preferred Authorization

We vote for proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense or carry superior voting rights.

We review on a case-by-case basis proposals that would authorize the creation of new classes of preferred stock with unspecified voting, conversion, dividend and distribution, and other rights.

We review on a case-by-case basis proposals to increase the number of authorized blank check preferred shares.

                  e.    Shareholder Proposals Regarding Blank Check Preferred
Stock

We vote for shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

                  f.    Adjust Par Value of Common Stock

We vote for management proposals to reduce the par value of common stock.

                  g.    Pre-emptive Rights

We review on a case-by-case basis proposals to create or abolish pre-emptive rights. In evaluating proposals on preemptive rights, we look at the size of a company and the characteristics of its shareholder base.

                  h.    Debt Restructurings

We review on a case-by-case basis proposals to increase common and/or preferred shares and to issue shares as part of a debt-restructuring plan. We consider the following issues:

Dilution - How much will ownership interest of existing shareholders be reduced, and how extreme will dilution to any future earnings be?

Change in Control - Will the transaction result in a change in control of the company?

Bankruptcy - Is the threat of bankruptcy, which would result in severe losses in shareholder value, the main factor driving the debt restructuring?

Generally, we approve proposals that facilitate debt restructurings unless there are clear signs of self-dealing or other abuses.

                  i.    Share Repurchase Programs

We vote for management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

            9.    Executive and Trustee Compensation

In general, we vote on a case-by-case basis on executive and trustee compensation plans, with the view that viable compensation programs reward the creation of shareholder wealth by having a high payout sensitivity to increases in shareholder value.

Other factors, such as repricing underwater stock options without shareholder approval, would cause us to vote against a plan. Additionally, in some cases we would vote against a plan deemed unnecessary.

                  a.    OBRA-Related Compensation Proposals

        |X| Amendments that Place a Cap on Annual Grant or Amend Administrative Features

Vote for plans that simply amend shareholder-approved plans to include administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

        |X|   Amendments to Add Performance-Based Goals

We vote for amendments to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) of OBRA.

        |X|   Amendments  to  Increase  Shares and  Retain  Tax  Deductions
              Under OBRA

Votes on amendments to existing plans to increase shares reserved and to qualify the plan for favorable tax treatment under the provisions of Section 162(m) should be evaluated on a case-by-case basis.

        |X|   Approval of Cash or Cash-and-Stock Bonus Plans

We vote for cash or cash-and-stock bonus plans to exempt the compensation from taxes under the provisions of Section 162(m) of OBRA.

                  b.    Shareholder Proposals to Limit Executive and Trustee Pay

We review on a case-by-case basis all shareholder proposals that seek additional disclosure of executive and trustee pay information.

We review on a case-by-case basis all other shareholder proposals that seek to limit executive and trustee pay.

                  c.    Golden and Tin Parachutes

We vote for shareholder proposals to have golden and tin parachutes submitted for shareholder ratification.

We review on a case-by-case basis all proposals to ratify or cancel golden or tin parachutes.

                  d.    Employee Stock Ownership Plans (ESOPs)

We vote for proposals that request shareholder approval in order to implement an ESOP or to increase authorized shares for existing ESOPs, except in cases when the number of shares allocated to the ESOP is "excessive" (i.e., generally greater than five percent of outstanding shares).

                  e.    401(k) Employee Benefit Plans

We vote for proposals to implement a 401(k) savings plan for employees.

            10.   State of Incorporation

                  a.    Voting on State Takeover Statutes

We review on a case-by-case basis proposals to opt in or out of state takeover statutes (including control share acquisitions statutes, control share cash-out statutes, freeze-out provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, anti-greenmail provisions, and disgorgement provisions).

                  b.    Voting on Reincorporation Proposals

Proposals to change a company's state of incorporation are examined on a case-by-case basis.

            11.   Mergers and Corporate Restructurings

                  a.    Mergers and Acquisitions

Votes on mergers and acquisitions are considered on a case-by-case basis, taking into account at least the following:

        |X|   Anticipated financial and operating benefits;
        |X|   Offer price (cost vs. premium);
        |X|   Prospects of the combined companies;
        |X|   How the deal was negotiated; and
        |X|   Changes in corporate governance and their impact on shareholder rights.

                  b.    Corporate Restructuring

Votes on corporate restructuring proposals, including minority squeeze-outs, leveraged buyouts, spin-offs, liquidations, and asset sales are considered on a case-by-case basis.

                  c.    Spin-offs

Votes on spin-offs are considered on a case-by-case basis depending on the tax and regulatory advantages, planned use of sale proceeds, market focus, and managerial incentives.

                  d.    Asset Sales

Votes on asset sales are made on a case-by-case basis after considering the impact on the balance sheet/working capital, value received for the asset, and potential elimination of diseconomies.

                  e.    Liquidations

Votes on liquidations are made on a case-by-case basis after reviewing management's efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation.

                  f.    Appraisal Rights

We vote for proposals to restore, or provide shareholders with, rights of appraisal.

                  g.    Changing Corporate Name

We vote for changing the corporate name.

            12.   Mutual Fund Proxies

                  a.    Election of Trustees

We vote on trustee nominees on a case-by-case basis.

                  b.    Investment Advisory Agreement

We vote on investment advisory agreements on a case-by-case basis.

                  c.    Fundamental Investment Restrictions

We vote on amendments to a fund's fundamental investment restrictions on a case-by-case basis.

                  d.    Distribution Agreements

We vote on distribution agreements on a case-by-case basis.

            13.   Social and Environmental Issues

We consider shareholder social and environmental proposals on a case-by-case basis.

VII.  Employee Benefit Plans

AIGGIC also serves as investment adviser for employee benefit plans. The Staff of the Department of Labor (the "DOL") has set forth specific duties for such advisers that vote proxies for such plans. In summary, the SEC and DOL Staff impose the following responsibilities on AIGGIC:

            1. There must be a clear delineation of the proxy voting responsibilities between the adviser and the client;

            2. The adviser must adopt and implement written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of its clients;

            3. The adviser must disclose its proxy voting procedures to its clients;

            4. The adviser must disclose to clients how they may obtain information on how it voted their proxies;

            5. The adviser must address material conflicts between its interests and those of its clients with respect to proxy voting. Additionally, the procedures must address how the adviser resolves those conflicts in the best interests of its clients;

            6. The procedures should identify personnel responsible for monitoring corporate actions, describe the basis on which decisions are made to vote proxies, and identify personnel involved in making voting decisions and those responsible for ensuring that proxies are submitted in a timely manner;

            7. The adviser must maintain proxy voting books and records in an easily accessible place for five years, the first two years in an appropriate office of the investment adviser.

            8. The adviser must take steps that are reasonable under the circumstances to verify that it has actually received the proxies for which it has voting authority;

            9. With respect to ERISA accounts, although the named fiduciary that has delegated proxy voting authority to it may periodically monitor the Adviser's proxy voting activities, the adviser may not permit the named fiduciary to determine how the adviser will vote the proxies (the named fiduciary, in turn, must keep records of its monitoring activities);

            10. Also with respect to ERISA accounts, the adviser must act prudently, solely in the interests of plan participants and beneficiaries, and for the exclusive purpose of providing benefits to them.

VIII. Tender Offers

      With respect to the responsibilities of an adviser to an ERISA plan in takeovers, a joint DOL/Department of Treasury statement announced that ERISA does not require an adviser automatically to tender shares to capture any premium over market in these situations. Rather, the adviser must weigh the terms of any offer against the underlying intrinsic value of the company and the likelihood that the value will be realized by current management or by another offer. Similarly, the Advisers Act would not require an adviser to tender shares owned by a client that were issued by a company involved in a merger or reorganization solely to capture premium, but rather would be permitted to review all of the terms and conditions of the proposal before determining whether or not to tender shares.

IX.   Proxies of Shares of Non-U.S. Corporations

      AIGGIC has implemented general voting policies with respect to non-US shares owned by clients. However, due to differences in the laws governing the issuance and use of proxies, as well as other differences between U.S. and non-U.S. businesses, AIGGIC may take different steps with respect to voting these non-U.S. proxies. First, although U.S. companies must give shareholders at least 20 days' advance notice to vote proxies, some non-U.S. companies may provide considerably shorter notice; or none at all. AIGGIC is not required to "rush" voting decisions in order to meet an impractical deadline, and as a result, AIGGIC may not vote certain proxies. In addition, certain non-U.S. regulations impose additional costs to an account that votes proxies, and AIGGIC will take that into consideration when determining whether or not to cast its vote.

X.    Proxy Committee

      AIGGIC has established a Proxy Committee. The AIGGIC Proxy Committee (the "Committee") is comprised of members of AIGGIC's investment and compliance departments. Generally, the Committee meets on a quarterly basis to review current shareholder issues and review proxy voting activity for the preceding quarter. The Committee conducts an annual review of the proxy voting guidelines for domestic and non-U.S. accounts, usually during the fourth calendar quarter. Each guideline is reviewed individually to ensure that the interests of AIGGIC's clients are best served. Based on these analyses and criteria established by the Committee, in many instances AIGGIC does not vote according to management's recommendations, particularly with respect to executive compensation and social issues. AIGGIC's voting record more closely corresponds to management's recommendations in areas such as the election of directors, ratifying the selection of auditors and other corporate governance issues. Issues not addressed in the voting guidelines are determined on a case-by-case basis with input from the Committee and portfolio management teams.
















Date: ________________________________, 2004